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                                                                      EXHIBIT 16





Securities and Exchange Commission
Washington, DC  20549




July 22, 2002


Ladies and Gentlemen:

We were previously principal accountants for Nuevo Energy Company and, under the date of February 8, 2001, we reported on the consolidated financial statements of Nuevo Energy Company and subsidiaries ("Nuevo") as of and for the year ended December 31, 2000. We have read Nuevo's statements included in the fifth paragraph under Item 4 of its Form 8-K dated July 22, 2002,and we agree with such statements.

Very truly yours,

/s/ KPMG LLP